EXHIBIT 10.9C

TERCICA MEDICA, INC.

KEY EMPLOYEE AGREEMENT

FOR

ROSS G. CLARK, PhD

This KEY EMPLOYEE AGREEMENT (“Agreement”), dated as of May 15, 2002 (the “Employment Date”), is entered into by and between ROSS G. CLARK, PHD (“Executive”) and TERCICA MEDICA, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.    Position, Duties and Responsibilities.

(a)    The Company will employ Executive in the position of Chief Technical Officer (“CTO”). As CTO, Executive will report to the Chief Executive Officer and will perform the duties customarily associated with this position and such other duties assigned by the Company’s Board of Directors (the “Board”). It is understood and agreed that, at any time that Executive is the Company’s Chairman of the Board, which he is as of the date of this Agreement, he will report exclusively to the Board in that capacity.

(b)    Executive agrees to exercise the highest degree of professionalism, utilize his expertise and creative talents, and devote all of his business time and attention in performing his duties as CTO except for (i) any outside business activities approved by the Board, (ii) periods of vacation and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies, and (iii) Executive’s 10% appointment as a Professor of Endocrinology at the University of Auckland (the “Professorship”).

(c)    During Executive’s employment under this Agreement, Executive intends to retain a residence in Auckland, New Zealand, but Executive shall also maintain a residence in the San Francisco Bay Area and work at the Company’s headquarters. During Executive’s employment under this Agreement, Executive shall work at the Company’s headquarters or travel on behalf of the Company for three (3) weeks of each month, and Executive shall be entitled to work on behalf of the Company from his office in Auckland, New Zealand or carry out his responsibilities under his Professorship for one (1) week of each month.

(d) As long as Executive remains CTO of the Company, and until such time as the Company consummates a Series B round of financing, the Company shall use its best efforts to ensure that Executive serves as a member of the Board.

2.    Compensation and Employee Benefits.

(a)    Base Salary.    Executive’s initial annual base salary will be two hundred twenty-five thousand dollars ($225,000), less standard payroll deductions and withholdings. Until the first “Financing Event” (meaning financing received by the Company from investors not currently affiliated with the Company in an aggregate amount of at least $10,000,000), the Company will pay Executive, on its regular payroll schedule, a portion of his base salary consistent with the amount of salary paid to other executive-level employees of the Company, and payment of the remainder of Executive’s base salary will be deferred. Promptly (and in any event within three business days) after the occurrence of the Financing Event, the Company will provide payment to Executive for the total amount of his deferred base salary. Effective on the Financing Event, the Company will also commence paying Executive at his full base salary rate on its regular payroll schedule. The Board will review Executive’s base salary at least annually, and the Board may increase (but not decrease) Executive’s salary in its discretion; provided, however, that the Company may decrease Executive’s salary as part of a salary reduction generally applicable to the Company’s executive officers.

(b)    Option Grant.    Within 30 days following the closing of the first Financing Event, the Company will grant Executive a stock option (the “Option”) to purchase shares of the Company’s Common Stock representing 0.25% of the Company’s total outstanding equity shares calculated on a fully-diluted basis subsequent to and taking into account the Financing Event. The exercise price per share of the Option will be equal to the fair market value of the Company’s Common Stock on the date of the grant as determined by the Board. The Option will be subject to the following vesting schedule: as long as Executive remains employed by, or otherwise provides services to, the Company at such times, twenty-five percent (25%) of the Option shares will be vested and immediately exercisable upon the first anniversary of the date of grant, and the remaining Option shares will vest in thirty-six (36) equal monthly installments thereafter, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the date of Option grant.

(c)    Bonuses.    During his employment, Executive will be entitled to participate in a Company bonus program, if any (including bonus programs paid in the form of stock options), applicable to the Company’s executive-level employees generally that may be established in the future.

(d)    Employee Benefits.    Executive shall be entitled to all benefits, including health and disability benefits, for which he is or may become eligible under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its employees generally. Executive shall be entitled to participate in the Company’s stock plan upon such terms as are approved by the Board, in its discretion.

(e)    Vacation Accrual.    Executive will be entitled to vacation at a rate of five (5) weeks per year. Vacation accrual shall be limited to five (5) weeks in the aggregate.

(f)    Housing Allowance and Reimbursement For Personal Travel.

(i)    During the first year of Executive’s employment under this Agreement, the Company will reimburse Executive for his actually incurred, reasonable out-of-pocket (i) rent or mortgage payments for a residence in the San Francisco Bay Area of not more than $2,000 per month and (ii) travel costs of his personal visits to Auckland, New Zealand of not more than $2,000 per month.

(ii)    From and after the first year of Executive’s employment under this Agreement, for as long as Executive remains an employee of the Company, the Company will reimburse Executive for his actually incurred, reasonable out-of-pocket costs of a monthly round-trip, business class airline ticket between Auckland, New Zealand and the San Francisco Bay Area.

(iii)    The Company (A) will reimburse Executive for, or pay directly, his expenses incurred in relocating from Auckland, New Zealand to the San Francisco Bay Area, which reimbursement shall not exceed $50,000, and (B) will pay to Executive a full gross-up on any taxes that Executive is required to pay on such reimbursement of relocation expenses (the “Relocation Package”). Executive shall be entitled to use his Relocation Package to pay for any rent, moving or home purchase expenses incurred at any time during the term of this Agreement as a result of his personal relocation and/or his family’s relocation to the San Francisco Bay Area.

(g)    Other Benefits.    The Company (A) will reimburse Executive for, or pay directly, his actually incurred, reasonable out-of-pocket expenses in connection with his application for permanent resident status in the United States and shall sponsor such application while he is employed hereunder, and (B) will pay to Executive a full gross-up on any taxes that Executive is required to pay on such reimbursement. Executive shall also be reimbursed by the Company for his actually incurred, reasonable out-of-pocket expenses in connection with his negotiation of this Agreement of not more than $5,000 in the aggregate. Within ten (10) days after the initial closing of the Company’s Series A round of financing, the Company shall pay Executive a bonus in the amount of $21,120.

3.    Term of Employment; Termination.

(a)    Definition of Change in Control.    For purposes of this Agreement, the term “Change of Control” means the consummation of any of the following transactions:

(1)    the stockholders of the Company approve a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; provided, however, that a Financing Event shall not constitute a Change of Control; or

(2)    the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company’s assets by value.

(b)    Parachute Payments.    If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

(1)    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(2)    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(c)    Term of Employment.    This Agreement will become effective as of the first date set forth above, and will remain in effect unless terminated as specified herein. Executive’s employment will be at-will and, subject to the terms of this Agreement, either

Executive or the Company may terminate the employment relationship at any time upon notice to the other, with or without Cause (defined herein), Good Reason (defined herein), or advance notice.

(d)    Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(1)    Termination/Resignation Prior to a Change of Control or on or After Twelve Months Following a Change of Control.    If the Company terminates Executive’s employment without Cause (defined herein) or Executive resigns his employment for Good Reason (defined herein) prior to a Change of Control or on or after twelve (12) months following a Change of Control, Executive shall receive the following severance benefits from the Company (collectively, the “Severance Benefits”): (i) at Executive’s sole election, Executive will either continue to receive his annual base salary in effect as of the termination effective date (or, if Executive resigns his employment pursuant to Section 3(f)(ii), he will receive payments equal to his base salary in effect prior to the reduction in his compensation leading to his resignation), subject to standard payroll deductions and withholdings, on the Company’s standard payroll dates for the period from the termination effective date and continuing for six months (twelve (12) months, in the event at least one (1) year has elapsed from the Employment Date to the termination effective date) thereafter, or, within five (5) business days following the termination effective date, he will receive a lump sum severance payment equal to six (6) months (twelve (12) months, in the event at least one (1) year has elapsed from the Employment Date to the termination effective date) of his base salary in effect as of the termination effective date (or, if Executive resigns his employment pursuant to Section 3(f)(ii), he will receive a severance payment equal to six (6) months (twelve (12) months, in the event at least one (1) year has elapsed from the Employment Date to the termination effective date) of his base salary in effect prior to the reduction in his compensation leading to his resignation), subject to standard payroll deductions and withholdings; (ii) the unvested portions of any and all of Executive’s stock option grants or other equity grants will be subject to accelerated vesting such that the number of shares that would have vested if Executive’s employment continued for twelve (12) months following the termination date will immediately vest and become fully exercisable as of the termination effective date; and (iii) if Executive timely elects to continue his Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will reimburse him for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents (if applicable) for twelve (12) months following the termination effective date.

(2)    Within 12 Months Following a Change of Control.    If the Company terminates Executive’s employment without Cause (defined herein) or Executive resigns his employment for Good Reason (defined herein) within twelve (12) months following a Change of Control, Executive shall receive the following severance benefits from the Company (collectively, the “Severance Benefits”): (i) Executive will continue to receive his annual base salary in effect as of the termination effective date (or, if Executive resigns his employment pursuant to Section 3(f)(ii), he will receive payments equal to his base salary in effect prior to the reduction in his compensation leading to his resignation), subject to standard payroll deductions and withholdings, on the Company’s standard payroll dates for the period from the termination effective date and continuing for twelve (12) months thereafter, provided that in order to continue receiving such salary Executive shall not compete with, solicit employees of, or otherwise interfere with the employment relationships of the Company; (ii) the unvested portions of any and all of Executive’s stock option grants or other equity grants will be subject to accelerated vesting such that the number of shares that would have vested if Executive’s employment continued for twelve (12) months following the termination date will immediately vest and become fully exercisable as of the termination effective date; and (iii) if Executive timely elects to continue his Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will reimburse him for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents (if applicable) for eighteen (18) months following the termination effective date.

(e)    Definition of Cause for Termination.    For purposes of this Agreement, “Cause” for termination means: (i) Executive’s conviction of any felony; (ii) Executive’s participation in any fraud or act of dishonesty against the Company resulting in material damage to the Company; (iii) Executive’s material breach of this Agreement or his Proprietary Information and Inventions Agreement; or (iv) other wrongful conduct by Executive that in the good faith and reasonable determination of the Board demonstrates Executive’s gross unfitness to serve, provided that Executive is given at least thirty (30) days advance written notice of such conduct and a reasonable opportunity to cure.

(f)    Definition of Resignation for Good Reason.    For purposes of this Agreement, a resignation for “Good Reason” shall mean, without Executive’s express written consent (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when, following a Change of Control, the Chief Technical Officer of the Company remains the Chief Technical Officer of a division or subsidiary of the acquirer that contains the Company’s business) shall not constitute a “Good Reason”; (ii) a reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction (except as part of a base salary reduction generally applicable to executives); (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (except as part of a reduction generally applicable to executives); or (iv) a relocation of the Company’s headquarters to a site more than 50 miles from the San Francisco Bay Area; provided, however, that the Company shall have a period of thirty (30) days following receipt of written notice from Executive specifying the grounds for a purported voluntary termination for Good Reason to cure any event or failure that would otherwise constitute Good Reason.

4.    Other Activities During Employment.

(a)    Except as permitted by Section 4(b) below, during Executive’s employment he agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

(b)    During the term of Executive’s employment by the Company except on behalf of the Company and except for his Professorship, Executive will not directly or indirectly,

whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that is a competitor of the Company (a “Competing Business”); provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any Competing Business, as long as his direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.    Former Employment.

(a)    Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Executive represents and warrants that he does not possess confidential information arising out of prior employment which, in his best judgment, would be utilized in connection with his employment by the Company, except in accordance with agreements between Executive’s former employer and the Company.

(b)    If, in spite of the second sentence of Section 5(a), Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, he will not disclose to the Company or use on behalf of the Company any confidential information belonging to any of his former employers (except in accordance with agreements between the Company and any such former employer); but during his employment by the Company, Executive will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.    Indemnification of Executive.    The Company shall indemnify Executive for his conduct as a member of the Company’s Board of Directors and as the Company’s CTO to the fullest extent allowed by applicable law. Without limiting the foregoing, Executive shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company.

7. Restrictions on Equity Transfers.

(a)    Investors’ Rights Agreement.    Executive understands that the Company intends to enter into investor rights agreements or investors’ rights agreement (collectively, “Investors’ Rights Agreements”) with certain of its investors, including Genentech, Inc. (collectively, the “Investors”), pursuant to which the Company will agree to place certain transfer restrictions on Executive’s equity securities in the Company. Accordingly, Executive agrees not to dispose of any shares of the Company’s Common Stock owned by him (unless the Board, including a majority of the Series A Directors (as that term is used in the Investors’ Rights Agreements), consents to the proposed transfer), until the earliest to occur of the following: (i) there remain outstanding less than 10,000,000 shares of the Series A Preferred Stock purchased by the Investors; (ii) the closing of the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; (iii) the closing of any liquidation, dissolution, or winding up of the Company whether voluntary or involuntary including any sale, exchange, conveyance or other disposition of the capital stock of the Company in a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or the sale of all or substantially all of the Company’s assets; and (iv) the eighth anniversary of the first closing of sales of the Company’s Series A Preferred Stock to the Investors. If the relevant provisions of the Investors’ Rights Agreements, as executed, differ from the foregoing provisions of this Section 7(a), this Section 7(a) shall be similarly revised.

(b)    ROFR and Co-Sale Agreement.    Executive understands that the Company intends to enter into a right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”) with certain of its investors, which agreement may place certain transfer restrictions on Executive’s equity securities in the Company. Such transfer restrictions may include (i) a right of first refusal in favor of the Company and certain of its investors to purchase Executive’s equity securities in the Company before such equity securities may be sold to third parties and (ii) a co-sale right in favor of certain of the Company’s investors to participate in any proposed sales to third parties of Executive’s equity securities in the Company. Executive hereby agrees to be bound by such provisions of the ROFR and Co-Sale Agreement as a “Restricted Party” thereunder.

8.    No Offsets or Mitigation.    Unless otherwise expressly provided herein, no payment of salary, bonus or Severance Benefits pursuant to this Agreement shall reduce any other payment or benefit to which Executive is otherwise entitled except pursuant to the express terms under which such other payment or benefit is provided, nor shall a payment or benefit provided other than under this Agreement reduce payment of salary, bonus or Severance Benefit under this Agreement except pursuant to the express terms of this Agreement. The Company shall not offset against any payment of salary, bonus or Severance Benefits under this Agreement or against any stock or stock option grants and the securities receivable thereunder the amount of any claims it or any affiliated entity may have against Executive, including, without limitation, any claims under this Agreement. Payment of salary, bonus and Severance Benefits pursuant to this Agreement, and Executive’s exercise of any stock option grants and his receipt of securities thereunder shall not require Executive to mitigate the amount of such payment or receipt by seeking other employment or otherwise.

9.    Authorization for Agreement; Absence of Conflicts.    The Company hereby represents that the person executing this Agreement has been duly authorized by the Board to execute this Agreement on its behalf and that this Agreement is a valid, binding and enforceable agreement and not in conflict with any other agreement to which the Company is a party. Except as noted herein, all consents and approvals necessary for the Company to enter into this Agreement have been obtained. There are no conflicts between this Agreement and any laws to which the Company is subject or the Company’s Certificate of Incorporation or Bylaws.

10.    Waiver.    If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.    Headings.    The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.    Amendment.    This Agreement may not be amended or modified except by a written instrument signed by Executive and a duly authorized member of the Board.

13.    Severability.    If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement should be enforced insofar as possible to achieve the intent of the parties.

14.    Right to Work.    As required by law, this Agreement is subject to satisfactory proof of Executive’s right to work in the United States.

15.    Governing Law.    This Agreement will be construed and interpreted in accordance with the laws of the State of California.

16.    Complete Agreement.    This Agreement, together with the ROFR and Co-Sale Agreement, constitutes the complete, final and exclusive embodiment of Executive’s employment agreement with the Company. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties, representations or agreements, including without limitation any employment agreement between Executive and Tercica Limited, a New Zealand limited liability company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

TERCICA MEDICA, INC.

By:	/s/ John A. Scarlett

Name:	John A. Scarlett

Title:	President/CEO

Accepted and agreed:

/s/ Ross Clark

ROSS G. CLARK, PhD